UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 28, 2016

WORTHINGTON INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8399	31-1189815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(614) 438-3210

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2016, Worthington Industries, Inc. (the "Company") announced that Mark A. Russell, President and Chief Operating Officer of the Company, also assumed the responsibilities as the interim President of Worthington Cylinder Corporation (the Pressure Cylinders business) following the resignation of Andrew J. Billman.

Mr. Russell served as President of The Worthington Steel Company (the Steel Processing business) from February 2007 until he became the Company's President and Chief Operating Officer in August 2012.  Biographical and other information concerning Mr. Russell is set forth in the Company's most recent definitive proxy statement (for the 2015 Annual Meeting of Shareholders held on September 24, 2015) and in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2015, filed with the Securities and Exchange Commission on July 30, 2015, and such information is incorporated herein by reference.

Mr. Billman had served in various positions with the Company for nearly 20 years and was named President of Worthington Cylinder Corporation in August 2011.  Mr. Billman has left the Company to pursue other interests.

A copy of the news release issued by the Company on January 28, 2016 announcing Andrew J. Billman's resignation is included with this Current Report on Form 8-K as Exhibit 99.1.

In connection with Mr. Billman's resignation, Mr. Billman and the Company have agreed that:

1.
Mr. Billman will receive, for a one-year period, continued bi-weekly payments which in total will approximate his current annual base salary plus his targeted annual bonus for the fiscal year ending May 31, 2016.

2.
Mr. Billman will receive a lump sum payment of approximately $250,000, in lieu of any proration of his long-term incentive cash and performance share awards for the three year period ending May 31, 2016 and his restricted share award which would have vested June 2016.

Item 9.01	Financial Statements and Exhibits.
(a) – (c)	Not applicable.
(d)	Exhibits:
99.1 News Release issued by Worthington Industries, Inc. on January 28, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.

Date: January 29, 2016
By: /s/Dale T. Brinkman
Dale T. Brinkman, Vice President- Administration, General Counsel & Secretary